Exhibit 10.40
CapitalSource Bank
Compensation for Non-Employee Directors
     The compensation program for directors of CapitalSource Bank (the “Bank”) who are not employees of the Bank, CapitalSource Inc. (the “Company”) or any of their respective affiliates (“Non-employee Directors”) consists of an annual retainer and an initial long-term equity award of the Company’s common stock. To the extent any of the compensation is payable in the form of the Company’s equity, the grant of such equity is subject to appropriate action by the Company’s Board of Directors or a committee thereof.
     Annual Retainer
•	For service as Bank directors, including on committees of the Bank Board and attendance at Board and committee meetings, the Bank pays Non-employee Directors an annual retainer of $75,000 payable in four quarterly installments of $18,750 on the last business day of each calendar quarter for service relating to such completed calendar quarter.

•	With respect to directors who begin service in the middle of a calendar quarter, the retainer for that quarter will be pro-rated based on the number of days from the time service begins to the end of the calendar quarter.

•	Directors may elect to receive retainer payments in whole or in part in the form of cash or fully vested shares of the Company’s common stock and/or immediately exercisable options to purchase shares of the Company’s common stock.

•	Stock is valued based on the closing market price of the Company’s common stock on the grant date, and options are valued in an amount equal to five times the number of shares that would have been payable had the director elected to receive payment in the form of the Company’s common stock.

•	Options have a ten-year term and an exercise price equal to the closing market price of the Company’s common stock on the grant date.

•	The grant date for retainer payments made in the form of equity will be the last trading day of each quarter.
     Long-Term Equity Award
•	Each Non-employee Director joining the Board of Directors receives a one-time long-term equity award of $50,000, payable, at the election of each such director, in whole or in part, in restricted shares of the Company’s common stock and/or stock options calculated in the same manner as described above.

•	Unlike retainer payments, restricted stock and options granted as long-term equity awards will vest or become exercisable, as applicable, in three equal installments on the first, second and third anniversaries of the director’s first day of service as a Bank director if the director is still serving as a Bank director on such anniversary dates.

•	The grant date for long-term equity awards will be the last trading day of the quarter during which the joining director begins his or her service as a Bank director (e.g., last trading day of the month of December for service beginning at any time between October 1 and December 31).

•	Cash dividends, if any, paid during the vesting periods on unvested restricted stock are credited in the form of additional shares of unvested restricted stock with the same vesting dates as the restricted stock to which they relate.

•	Unexercised options do not get any cash dividends and are not adjusted in any way for the payment of cash dividends. Options have a ten-year term and an exercise price equal to the closing market price of the Company’s common stock on the grant date.

     Deferring Compensation
•	Pursuant to CapitalSource Inc.’s Amended and Restated Deferred Compensation Plan, as amended from time to time (the “DCP”) and applicable rules and regulations under the Internal Revenue Code, Non-employee Directors may be eligible to defer retainer payments and long-term equity awards into restricted stock units. A restricted stock unit is an unfunded right to receive one share of the Company’s common stock at a future date.

•	Restricted stock units will be vested or unvested to the extent that the payment or award that is being deferred into restricted stock units would have been vested or unvested.

•	Restricted stock units are credited with dividend equivalents in the form of additional restricted stock units that have the same vesting and conversion features as the restricted stock units to which they relate.

•	Restricted stock units are payable in the form of the Company’s common stock at the earlier of a future date selected by the director (which must be no earlier than the later of (A) the year following the year (i) for which compensation has been deferred if no vesting is applicable, or (ii) in which the restricted stock units vest, and (B) the termination of the director’s service as a Bank director).
     Form and Election of Non-Cash Awards
•	All non-cash awards (i.e., payments in the forms of the Company’s common stock, options or restricted stock units) will be evidenced by the form agreements adopted from time to time by the CapitalSource Inc. Board of Directors or a committee thereof, and shall be subject in all respects to the terms of the Company’s Third Amended and Restated Equity Incentive Plan and the DCP, as applicable, in each case as amended from time to time.

•	All elections of the form of payment of retainers and long-term equity awards must be made prior to each calendar year in which the compensation is earned. Each director’s election as to the form of payment in effect as of December 31 of each year shall be effective for all compensation earned by such director during the next calendar year. There may be certain exceptions to these rules for directors who commence service in the middle of a calendar year.
     Expenses
•	No Bank directors (whether they are Non-employee Directors or otherwise) shall receive any perquisites or above-market nonqualified deferred compensation plan earnings.

•	Directors are reimbursed for their reasonable expenses incurred in connection with performing their duties as directors of the Bank, i.e., attending Board and committee meetings, attending Bank-approved educational seminars, and other activities approved by the Bank.